Exhibit 99.2

                               Recent Developments

The limited preliminary unaudited financial data included in this section has been prepared by, and is the responsibility of, our management and may be materially different from information contained in our audited consolidated financial statements for the year ended January 2, 2010, which are not expected to be filed with the SEC until after this offering is completed, due to completion of review procedures, year end adjustments and other developments that may arise between now and the time the financial results for this period are finalized. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying limited preliminary unaudited financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Recent Financial Results. During the fourth quarter of 2009 we continued to experience a challenging operating environment, but began to see signs of stabilization in our business. We continue to identify and implement improvements and cost savings projects throughout our operating facilities and supply chain, while working to control our support costs. Weak results in 2009 have primarily been due to macroeconomic trends that have slowed global economic growth. Currently, we believe that sales for the fourth quarter of 2009 will be in the range of $210.0 million and $220.0 million as compared to $224.8 million for the fourth quarter of 2008. We further expect gross margins to be in the range of 19-20% as compared to 16.1% for the fourth quarter of 2008. In the fourth quarter of 2009, which was one week shorter than the fourteen week fourth quarter of 2008, we estimate that average weekly sales increased approximately 2.4% compared to the fourth quarter of 2008. We estimate that, while coated solutions average weekly sales declined approximately 6%, thermal papers average weekly sales increased approximately 19% compared to the fourth quarter of 2008, reflecting the increased capacity from the expansion project completed in 2008. As compared to the fourth quarter of 2008, security papers average weekly sales increased approximately 16% in the fourth quarter of 2009. We anticipate an approximate debt balance of $559.0 million at January 2, 2010, as adjusted for this offering and the repayment of our existing senior secured credit facilities and replacement with the Revolving Credit Facility described below.

Sale of C & H Packaging. During the fourth quarter of 2009, we completed the sale of C & H Packaging Company, Inc. to The Interflex Group, Inc. We utilized the proceeds from the sale of $16.3 million to repay our existing bank debt. We continue to evaluate the sale of other non-core assets.

End of Alternative Fuels Tax Rebate on December 31, 2009. The U.S. Internal Revenue Code provided for a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses. The credit, equal to $0.50 per gallon of alternative fuel contained in the mixture, was refundable to the taxpayer. This rebate expired on December 31, 2009. As of October 4, 2009, the Company had filed for excise tax refunds totaling $12.6 million.

Refinancing Transactions
Concurrently with this offering of notes, we are undertaking a series of transactions to refinance a portion of our existing debt. These transactions consist of the offer and sale of the notes, the entry into the Revolving Credit Facility described below and the initial borrowings thereunder, and the repayment of all amounts outstanding under our existing senior secured credit facilities. We intend to use the proceeds from the sale of the notes, together with initial borrowings under the Revolving Credit Facility, to repay all amounts outstanding under our existing senior secured credit facilities and to pay the fees, expenses and other costs relating to these transactions. The closing of this offering is contingent upon the concurrent closing of the Revolving Credit Facility.

Revolving Credit Facility. In conjunction with the closing of this offering and subject to the satisfaction of certain conditions, we will enter into a new asset based Revolving Credit Facility with an aggregate facility size of $100 million, which is being arranged by Fifth Third Bank, who will serve as the administrative agent. The Revolving Credit Facility will mature in five years, with an applicable margin ranging between
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L+350 basis points and L+400 basis points depending on usage. The new facility will be secured by a senior first priority security interest in our and the guarantors' existing and future current assets (principally consisting of cash, accounts receivable, deposit accounts and inventory), general intangible assets (consisting primarily of intellectual property) and the capital stock of the Company and the guarantors (other than PDC), in each case subject to certain exceptions (the RCF Priority Collateral") and a junior first priority security interest in our and the guarantors' existing and future fixed assets (principally consisting of equipment, owned real property and certain related intangible assets, in each case subject to limited exceptions) (the "Notes Priority Collateral"). The borrowing base of the facility will govern availability to utilize the facility and will vary depending upon the amount of current assets. The borrowings under the Revolving Credit Facility will be limited up to the sum of (a) 85% of the net amount of our eligible accounts receivable and (b) the lesser of (i) 70% of the net amount of our eligible raw materials and finished goods inventory or (ii) 85% of the net orderly liquidation value of such inventory. For more information regarding the Revolving Credit Facility, see "Description of Certain Other Indebtedness."

Second Lien Notes Amendment
We intend to seek the consent of the holders of our 11.25% Second Lien
Notes due 2015 (the "Second Liens Notes") to certain amendments to the indenture governing the Second Lien Notes in order to (i) permit a transaction pursuant to which the ESOP will cease to own at least 50% of PDC, without triggering a requirement on the part of the Company to make an offer to repurchase the Second Lien Notes pursuant to the indenture for the Second Lien Notes and (ii) permit a capital contribution or operating lease of the black liquor assets located at the Company's facilities at Roaring Spring, Pennsylvania to a newly formed joint venture with a third party in exchange for a minority equity interest in such joint venture. These provisions are also reflected in the terms of the notes offered hereby. We continue to explore strategic options related to the transactions contemplated by these amendments.